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                                                                   Exhibit 10.31


                             PEDIATRIX MEDICAL GROUP

                                   APPOINTMENT

                  REGIONAL VICE PRESIDENT OF MEDICAL OPERATIONS
                  ---------------------------------------------

         APPOINTMENT, made effective as of the 1st day of June, 1997, by and between, DOUGLAS CUNNINGHAM, M.D. ("Physician") and PEDIATRIX MEDICAL GROUP, INC., a Florida corporation ("Company").

         WHEREAS, Physician and Pediatrix Medical Group Inc., have entered into an employment agreement as of June 1, 1996 under which the Company employed Physician as Chief Medical Officer of the Company (the "Employment Agreement"); and

         WHEREAS, Company also desires to appoint Physician, and Physician wishes to accept such appointment, to the position of Regional Vice President of Medical Operations ("RMO");

         NOW THEREFORE, in consideration of the foregoing recitals, mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         1.       APPOINTMENT
                  -----------

                  Company hereby appoints Physician, and Physician accepts appointment from Company, as Regional Vice President of Medical Operations-Pacific Region, to be based in Orange, California. Physician agrees to devote his time and efforts to the performance of the duties of RMO in an efficient, trustworthy and professional manner, and to undertake such duties and responsibilities as described in Addendum 1 and such other duties as may, from time to time, be reasonably assigned by Company's Chief Executive Officer. Physician shall be subject to direction from the Company's Chief Executive Officer.

         2.       TERM
                  ----

                  This Appointment shall commence on June 1, 1997, and shall terminate on May 31, 1998, PROVIDED THAT this Agreement shall be automatically extended on each anniversary of the commencement date for an additional one year term unless either party provides the other with written notice of such party's intent not to renew at least ninety (90) days prior to the relevant anniversary date.

         3.       POSITION COMPENSATION
                  ---------------------

                  Physician's annual base compensation for services rendered pursuant to this Appointment shall be One Hundred Fifty Thousand Dollars ($150,000) for the term of this Appointment. Physician shall continue to receive all standard Company benefits and shall be entitled to four (4) weeks paid vacation per year. On or about the inception date of this Appointment, Physician shall receive 50,000 stock options at market price with a three year vesting period. The terms of the Stock Option Agreement and the Company Stock Option Plan shall control the RMO's rights and interests in said options, which shall be in addition to any other Company stock options he may have as of the date of this Appointment. Physician shall be entitled to receive the following as incentive compensation:


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         a. A commission of two percent (2%) of the initial annual "Gross
         Profit" contribution from medical groups which may be acquired by Company (or its affiliates) from within Physicians region. "Gross Profit" is defined as net patient service revenue less direct costs of the merged/acquired business in which revenue and costs are determined following the customary procedures of the Company. Payment shall be made as follows: The Physician shall receive one percent (1%) of the PROJECTED Gross Profit for the initial fiscal year from each consummated merger and/or acquisition in the month immediately succeeding the closing of the merger and/or acquisition . Additionally, at the end of the initial fiscal year of the merger and/or acquisition upon closure of the accounting period, Physician shall receive two percent (2%) of the ACTUAL Gross Profit for the initial fiscal year from each consummated merger and/or acquisition, LESS amounts previously paid as the one percent (1%) PROJECTED Gross Profit for the initial fiscal year.

         b. A commission of two and one-half percent (21/2%) of the increase (if any) in gross profit contribution from units in Physician's region when compared year-to-year and on a same unit combined basis. Medical groups acquired which result in a commission payment in Section 3a. above shall be included commencing on the three hundred sixty-sixth (366th) day after the acquisition was consummated.

         c. A commission of five percent (5%) of annual administrative fee, if any, from hospital contracts in Physician's Region, included in the renewal contract for each year that the contract and administrative fee remains in force.

         d. A commission of one percent (1%) of the annual base gross profit contributions from units (on a combined basis) in Physician's Region.

         This paragraph supersedes the provisions of paragraph 2, sections 2.1 and 2.2 contained in the Physician's Employment Agreement.


         4.       COMPANY'S MEDICAL BOARD
                  -----------------------

                  As an RMO, Physician shall belong to the Medical Board of the Company. As a member of the Company's Medical Board, Physician shall participate in the administration of the following activities, which may be modified by the Company from to time:

                   Arbiters all medical issues which arise in his region. Sets medical policy for prospective groups in his region.

                   Reviews the CPT book every year, and makes or recommends changes in coding of bills. Reviews the ICD - 9 book every year, and makes or recommends changes in coding of bills. Reviews all active medical malpractice cases pending in his region, and makes recommendations. Works with other RMO's in reviewing issues of common interest.

         5.       EDUCATIONAL LEAVE & EXPENSES
                  ----------------------------

                  In recognition that the appointment of RMO is critical to ensuring the integrity and mission of the Company, Physician shall be entitled to educational leave of 10 days annually during this Appointment without diminution of compensation. Company shall reimburse expenses incurred by





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Physician while attending educational meetings and for publications, association membership, and other materials related to medical management, in the amount of $3,500.00 annually. Said days and expenses for educational leave are in lieu of those provided under the coexisting Employment Agreement.

         6.       ACTIVITIES
                  ----------

                  Physician agrees during the term of this Appointment to devote his productive time and effort to the Company and shall not directly or indirectly render professional services to any other person or entity for compensation except as an employee of Company, unless Physician shall first obtain consent from the Company's Chief Executive Officer to render other such services. Physician further agrees that during the term of this Appointment, and thereafter, he will not disclose, other than to employees of the Company, any information related to Company's patients or practices without prior written consent of Company, and that upon termination of this Appointment, Physician shall not remove or retain, without Company's written consent, any lists, letters, files, confidential information of any type or description, or other property of Company.

         7.       TERMINATION OF APPOINTMENT
                  --------------------------

                  This Appointment may be terminated upon mutual consent of the parties. Company may terminate this Appointment immediately, without penalty, for "cause." For the purposes of this Appointment, the term "cause" shall mean:

         a.       Dishonesty in the performance as RMO.

         b. Failure to perform the duties of RMO in a reasonable and timely manner.

         c. Substance abuse in a manner which materially affects the performance of Physician's duties as RMO.

         d. Conviction in a court of competent jurisdiction of any felony, or any misdemeanor that adversely affects Physician's ability to carry out his obligations hereunder.

         e. Mental illness which interferes with the performance of Physician's duties as RMO.

         f.       Termination or non-renewal of the Employment Agreement.

                  Either party may terminate this Appointment without cause upon ninety (90) days notification prior to termination.

         8.       QUALIFICATIONS
                  --------------

                  In accepting this Appointment as an RMO, Physician confirms he possesses the following qualifications:

              *   B/C Pediatrician or Obstetrician.
              *   Extensive physician management experience.
              *   MBA or equivalent (preferred).
              * Unit Medical Director with the Company for at least 3 years (preferred).


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         THIS AGREEMENT has been executed by the parties this 1st day of June,
1997.

/s/Douglas Cunningham, M.D.
------------------------------------
DOUGLAS CUNNINGHAM, M.D.



/s/Lawrence M. Mullen
------------------------------------
LAWRENCE M. MULLEN
CHIEF FINANCIAL OFFICER
PEDIATRIX MEDICAL GROUP, INC.














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                                   ADDENDUM 1

                  REGIONAL VICE PRESIDENT OF MEDICAL OPERATIONS

                           DUTIES AND RESPONSIBILITIES

1.       Overall quality of care.

2.       Profitable management of units.

3. Represents physician aspect of company for business development efforts.

4. Responsible for same store growth of units in region. Encourages ideas from unit medical directors, evaluates proposals (with home office help) and recommends projects.

5. Responsible for coordinating integration of acquired practices (with practice integration department) in region.

6. Coordinates timely re-negotiation of hospital contracts (with hospital contracting department) for units in region.

7. Coordinates managed care contracting (with managed care department) for units in region.

8. Coordinates physician scheduling of units in region (with scheduling department).

9. Addresses complaints and concerns of hospital administrators, patients, referring physicians and payers in region (clinical, billing, etc.).

10. Coordinates recruiting needs and efforts (with recruiting department) for region.

11.      Keeps track of Q/A and statistical outcomes for units in region.

12. Conducts peer review and performance evaluation for medical directors in region.

13. Coordinates research and education efforts (with research and education department) of physicians and units in region.










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                  REGIONAL VICE PRESIDENT OF MEDICAL OPERATIONS

                      DUTIES AND RESPONSIBILITIES (CON'T.)

14. Implements information initiatives in region (V-O, NeoData, etc.) with information department.

15. Coordinates credentialing efforts (with credentialing department) for physicians in region.

16.      NNPs

17.      Sets up regional meetings.

18.      Site visits once a month.

19.      Reports to CEO.

20.      Charity/contribution requests.

21. Set up assistant medical director's program - identify candidates, make recommendations for openings, review data, Ob's, etc.













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